EXHIBIT 99.1

PRESS RELEASE

HOUSE OF BRUSSELS TO APPOINT FORMER STOCK BROKERAGE EXECUTIVE DALE FREY TO BOARD OF DIRECTORS

Frey to be appointed Chairman of Brussels’ Audit Committee

Houston, TX - November 19, 2004 - House of Brussels Chocolates (“The Company”, “Brussels” or “HBSL”) (OTC BB: HBSL), through its Chairman William Donovan, is pleased that Dale Frey has agreed to join the Company’s Board of Directors. As an independent “outside” director, Mr. Frey will also Chair HBSL’s audit committee.

Currently retired, Dale Frey has 41 years of senior management and marketing experience in the financial services industry. From 1988-2000, Mr. Frey was President, CEO and Chairman of D.E. Frey & Company, Inc. a full-service boutique brokerage firm with over $6 billion is customer assets and 41 offices in 22 states. Prior to running his own company, Mr. Frey spent 22 years in various capacities at E.F. Hutton and Company, Inc., including ten years on their Board of Directors. E.F. Hutton ultimately became Shearson Lehman Hutton through merger. After the merger, Frey was named Executive Vice President and Division Manager of the eleven-state Mountain Division. Mr. Frey retired from Shearson Lehman Hutton in the fall of 1988.

Mr. Frey is a graduate of the University of Colorado and is certified in Corporate Governance by Tulane University’s Law School.

Frey stated, “I first met Brussels’ management at an Investor Conference in June. The corporate presentation that Grant and Bill made was as enticing as the chocolate samples that were distributed and enjoyed by all. As a bit of a health nut and chocolate lover, I had to find out more about this Company. Since that time, I have done quite a bit of due diligence on Brussels and feel that the ground work has been laid for a brilliant future.” Frey went on to say, “When Brussels asked me to join the board, I was delighted. Not only because of the exceptional growth that appears to be underway for their conventional gourmet chocolates, but also because of the blue sky prospects for the Company’s ChocoMed subsidiary.“

Bill Donovan, Chairman of Brussels, said, “It is with great pleasure that I welcome Dale aboard. His vast experience in the brokerage industry, corporate compliance and financial reporting will add greatly to our Company and the audit committee that he now chairs.” “Substantiating HBSL’s audit committee is another key part of our strong Corporate Governance guidelines,” added Donovan.

About House of Brussels Chocolates Inc. ( www.brusselschocolates.com )

For more than 20 years, House of Brussels Chocolates has manufactured and distributed high-end, award-winning chocolates. HBSL's signature product is the chocolate hedgehog, which marries the traditional Belgian symbol of good luck (i.e., the hedgehog) with taste (i.e., chocolate) for a strong customer appeal. In addition to its house brands, HBSL creates custom packaging, shaping and sizing as well as private labels for numerous North American retailers.

DeBas Chocolatier, a wholly owned subsidiary of HBSL, produces the Company’s artisan chocolates. Every piece of DeBas chocolate is handcrafted to be a true work of art that is distinctly superior in quality and taste. DeBas is also famous for its panned chocolate products such as chocolate-covered coffee beans, fruits and nuts. The DeBas factory is certified as organic by the State of California, in addition to being Orthodox Kosher certified.

Safe Harbor: Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" as defined by federal law. Although the Company believes such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. They are subject to various risks, including uncertainties regarding timing, and capital availability, as discussed in detail in House of Brussels quarterly and annual reports filed with the SEC.

Contact:	John Veltheer
Telephone:	1.800.661.1524
Email:	info@hobc.us